Exhibit 99.1

Spectral AI raises $7.6 Million of Additional Growth Capital

DALLAS, TX – October 23, 2025 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced the pricing of a $7.6 million offering. The offering will provide the Company with additional growth capital for the continued expansion and development of its DeepView® System.

The transaction includes the issuance of 4,000,000 shares of its common stock and pre-funded warrants at a price of $1.90 per share and corresponding warrants with an exercise price of $2.51 per share of common stock.

J. Michael DiMaio, MD, Chairman of the Board of Spectral AI, said, “I am pleased that we were able to secure institutional funding for Spectral AI. This financing ensures that we can continue to develop and expand the DeepView System’s clinical indications and prepare for commercial readiness in 2026. We remain fully committed to supporting our current BARDA Project BioShield (PBS) contract, while also advancing our AI-powered technology to broaden our product offerings and deliver innovative solutions to the global medical community.

Northland Capital Markets acted as the exclusive placement agent for the Company.

Reed Smith, LLP acted as counsel to the Company.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView System. The DeepView System is being developed as a predictive device to offer clinicians an objective and immediate assessment of a burn wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, the DeepView System is expected to provide fast and accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about the DeepView System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

For Media and Investor Relations, please contact:

David Kugelman

Atlanta Capital Partners LLC

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Email: dk@atlcp.com